Exhibit 10.15

February 4, 2004

Mr. A. Ernest Toth, Jr.
194 Bellair Road
Ridgewood, NJ 07540

Dear Ernie:

           This letter will confirm the terms and conditions under which we offer you the position of Vice President and Chief Financial Officer of Pharmaceutical Formulations, Inc. ("PFI"), with a starting date of February 10, 2004.

           You will report to me, and be a member of our Executive Management Team.

1.         Compensation and Benefits:

           You shall receive the following:

(a)	A starting salary of $180,000 (One hundred and eighty thousand dollars) per year, which shall be reviewed annually in accordance with the Company's prevailing practice.

(b)	You may be entitled to a performance bonus as the Board of Directors, in its sole discretion, may elect to pay based upon the Company's results and its qualitative assessment of your contribution to the Company. An outline of the bonus program is attached.

(c)	You shall receive a stock grant of 50,000 (fifty thousand) shares of restricted stock under the Company's current Stock Incentive Plan. The sole condition to this grant is that you are an employee in good standing of the Company on May 10, 2004 and have not given notice of termination of your employment.

(d)	Auto allowance at $500 per month.

(e)	The Company has a 401(k) plan, which you may join when eligible.

(g)	Other benefits, including Company-paid medical and dental insurance, life insurance, short-term and long-term disability, and travel accident coverage, are offered when you become eligible in accordance with the Company's normal benefit programs.

(h)	Three (3) weeks annual vacation initially and (4) weeks after (5) years of service.

2.         Confidential Information:

           You agree that you will not, without specific written authorization by the Board of Directors of the Company, at any time during or after the term of your employment, use any confidential information, including technical expertise or know-how of the Company or companies affiliated with the Company, for your own benefit, and you will not, directly or indirectly, reveal, divulge, disclose or communicate such information to any person, firm, corporation or other entity not authorized by the Board of Directors of the Company to know same, except as may be required by law, in which case, notice and sufficient opportunity to obtain a protective order shall be given by you to the Company. It is specifically understood that any breach or threatened breach of any provision of this clause would cause the Company or its affiliates irreparable harm for which the Company will have no adequate remedy at law, and therefore, the Company shall be entitled to all legal remedies, including but not limited to injunctive relief. Upon termination of your employment, you agree to deliver to the Company or its affiliates all records, writings, papers or other data relative to the Company's business of the Company or its affiliates, recognizing that such materials are the property of the Company or its affiliates.

3.          Non-Compete and Solicitation of Employment of Other Company Employees:

           During the term of your employment you agree not to engage, directly or indirectly, in any commercial activities that compete with the business of the Company or companies affiliated with the Company, or have any business association, business contact, investment or participation in any company that competes with the business of the Company or companies affiliated with the Company. For a period of three (3) months after leaving the employ of the Company, you agree not to participate, directly or indirectly, in any transaction involving the same products, the same suppliers or customers with whom the Company and/or its affiliated companies has engaged in business as of the date of this Agreement and/or during the term of your employment. Business which you can provide evidence was developed by you prior to joining the Company shall be excluded from the three (3) month non-compete restriction after leaving the employ of the Company. However, the Company may at its sole option, choose to continue your compensation for up to three (3) months after termination, in which case, there shall during this period be no exceptions to the non-competition restriction. You shall not during the period of your employment be an officer, director, employee or shareholder of the capital stock or other equity interest in any company which competes with the business conducted by the Company, or receive any financial or other benefit from any such company.

           You also agree during the term of your employment and for a period of one (1) year thereafter not to influence or seek to influence any employee of the Company to terminate his or her employment with the Company.

           It is specifically understood that any breach or threatened breach of any provision of this clause would cause the Company irreparable harm for which the Company will have no adequate remedy at law, and therefore, the Company shall be entitled to all legal remedies, including but not limited to injunctive relief.

4.         Termination:

           The Company may terminate this agreement upon six (6) months' notice in writing to you. If the Company terminates the agreement, the Company may at its sole option require you to cease your employment activities at any time during the six (6) month period. You will, however, continue to receive compensation for the six (6) month period. You may terminate this agreement upon three (3) months' notice in writing to the Company. Upon receipt of your notice of termination, the Company may cease your employment at any time. However, the Company will continue to pay your compensation for the full three (3) month period.

5.         Miscellaneous:

           This agreement supersedes any prior agreements or understandings between the parties and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof is binding on the parties unless in writing and signed by the party against whom the same is sought to be enforced.

           Your employment is contingent upon successful completion of: employment and reference checks, a pre-employment physical, which includes a drug screen and verification that you are eligible to work in the United States under INS rules.

           Please sign and return the enclosed copy of this letter. We are looking forward to you joining PFI's Management Team as we grow profitably into the future.

Very truly yours, /s/ Michael A. Zeher Michael A. Zeher President & Chief Operating Officer Pharmaceutical Formulations, Inc.

ACCEPTED AND AGREED TO:

/s/ Ernest Toth, Jr.

A. Ernest Toth, Jr.

PHARMACEUTICAL FORMULATIONS, INC. BONUS PROGRAM
Effective for the Year Ending December 31, 2003

*	The Pharmaceutical Formulations, Inc. (PFI) bonus pool will be calculated on the basis of pre-tax income, excluding the bonus accrual.

*	The pool will consist of 12% (twelve percent) of the consolidated pretax income of PFI.

*	The program will cover all non-union employees of PFI.

*	Distribution of the pool shall be recommended by the President and Chairman of the Board of PFI, and reviewed and approved by the Compensation Committee.

*	The program will be valid for calendar years 2003 through 2005.